CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE AND REGISTERED AGENT OF PARAGON SEMITECH USA, INC.

The undersigned corporation hereby certifies as follows:

FIRST: The name of the corporation is:

PARAGON SEMITECH USA, INC.

SECOND: The address of the new registered office shall be 874 Walker Road, Suite C, in the City of Dover, County of Kent, State of Delaware 19904.

THIRD: The name of the new registered agent is United Corporate Services, Inc.

FOURTH: The aforesaid changes were duly authorized by the appropriate resolutions adopted by the Board of Directors at a meeting thereof.

IN WITNESS WHEREOF, I have hereunto signed my name and affirm that the statements made herein are true under the penalties of perjury, this 20th day of August, 2008.

PARAGON SEMITECH USA, INC.

[signature]

CTO & Director